As filed with the Securities and Exchange Commission on March 11, 2014

Registration No. 333-193840

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASTLIGHT HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	7380	26-1989091
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Rincon Center

121 Spear Street, Suite 300

San Francisco, CA 94105

(415) 829-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Giovanni M. Colella

Co-Founder, Chief Executive Officer and Director

Castlight Health, Inc.

Two Rincon Center

121 Spear Street, Suite 300

San Francisco, CA 94105

(415) 829-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon K. Davidson, Esq. Matthew S. Rossiter, Esq. Robert A. Freedman, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	John C. Doyle Chief Financial Officer, Vice President and Treasurer Castlight Health, Inc. Two Rincon Center 121 Spear Street, Suite 300 San Francisco, CA 94105 (415) 829-1400	Eric C. Jensen, Esq. Andrew S. Williamson, Esq. Charles S. Kim, Esq. Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purposes of filing Exhibit 5.1 and amending the disclosures in Item 16 of Part II of the Registration Statement (Commission File No. 333-193840). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the Class B common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the New York Stock Exchange listing fee:

Amount Paid or to Be Paid
SEC registration fee	$24,662
FINRA filing fee	29,221
New York Stock Exchange listing fee	250,000
Blue sky qualification fees and expenses	5,000
Printing and engraving expenses	300,000
Legal fees and expenses	1,540,000
Accounting fees and expenses	1,250,000
Transfer agent and registrar fees and expenses	8,000
Miscellaneous expenses	593,117

Total	$4,000,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation to be effective upon the closing of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective upon the closing of this offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the closing of this offering, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to Section 9 of the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Four of the Registrant’s directors (Bryan Roberts, Robert Kocher, Ann Lamont and David Singer) are also indemnified by their employers with regard to their service on the Registrant’s Board of Directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Form of Restated Certificate of Incorporation to be effective upon the closing of this offering	3.2
Form of Restated Bylaws to be effective upon the closing of this offering.	3.4
Amended and Restated Investors’ Rights Agreement, dated as of April 26, 2012, by and among the Registrant and certain of its stockholders.	4.2
Form of Indemnification Agreement.	10.1

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2011 and through March 10, 2014, the Registrant has issued and/or sold the following unregistered securities:

(1) Since January 1, 2011 and through March 10, 2014, the Registrant granted to its directors, officers, employees and consultants options to purchase 17,012,968 shares of Class A common stock under its 2008 Stock Incentive Plan with per share exercise prices ranging from $0.80 to $7.93 per share. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

(2) Since January 1, 2011 and through March 10, 2014, the Registrant issued to its directors, officers, employees and consultants 3,945,930 shares of Class A common stock upon exercise of options granted by the Registrant under its 2008 Stock Incentive Plan, with exercise prices ranging from $0.06 to $2.35 per share. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

(3) In April 2012, the Registrant issued an aggregate of 16,565,721 shares of the Registrant’s Series D convertible preferred stock at a purchase price of $6.03656 per share to 35 purchasers that represented to us that they were sophisticated accredited investors and qualified institutional buyers. The securities issued in this transaction were exempt from the registration requirements of the Securities Act in reliance on Rule 506 promulgated under the Securities Act.

(4) In June 2012, the Registrant issued to consultant 22,727 shares of Class A common stock upon a grant of restricted Class A common stock under its 2008 Stock Incentive Plan, with a price of $1.08 per share. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

(5) In December 2013, the Registrant issued a warrant to purchase an aggregate of 175,000 shares of the Registrant’s Class A common stock at an exercise price of $5.00 per share to one purchaser that represented to us that it was a sophisticated accredited investor. In December 2013, the Registrant issued to this purchaser 60,000 shares of the Registrant’s Class A common stock upon exercise of a portion of this warrant. The securities issued in these transactions were exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act promulgated under the Securities Act.

(6) In February 2014, the Registrant issued to its employees an aggregate of 89,943 shares of the Registrant’s Class A common stock upon sale of restricted Class A common stock under its 2008 Stock Incentive Plan, with a purchase price per share of $6.76 and the Registrant issued to an employee 12,786 shares of the Registrant’s Class A common stock upon sale of restricted Class A common stock under its 2008 Stock Incentive Plan, with a purchase price per share of $7.93. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation, as amended to date and as currently in effect.

3.2*	Form of Restated Certificate of Incorporation to be effective upon closing of this offering.

3.3*	Amended and Restated Bylaws, as currently in effect.

3.4*	Form of Restated Bylaws to be effective upon closing of this offering.

4.1*	Form of Class B Common Stock Certificate.

4.2*	Amended and Restated Investors’ Rights Agreement, dated as of April 26, 2012, by and among the Registrant and certain of its stockholders.

5.1	Opinion of Fenwick & West LLP.

10.1*	Form of Indemnification Agreement.

10.2*	2008 Stock Incentive Plan and forms of stock option agreement thereunder and restricted stock agreement.

10.3*	2014 Equity Incentive Plan, to become effective on the day before the date the registration statement is declared effective, and forms of stock option award agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus agreement.

10.4*	2014 Employee Stock Purchase Plan, to become effective on the day the registration statement is declared effective, and form of subscription agreement.

10.5*	Job Offer Letter, dated as of January 27, 2010, by and between the Registrant and Dena Bravata.

10.6*	Job Offer Letter, dated as of September 6, 2012, by and between the Registrant and John C. Doyle.

10.7*	Job Offer Letter, dated as of September 6, 2013, by and between the Registrant and Michele K. Law.

10.8*	Job Offer Letter, dated as of September 28, 2010, by and between the Registrant and Randall J. Womack.

10.9*	Double Trigger Acceleration Policy.

10.10*	2012 Sublease Agreement by and between National Union Fire Insurance Company of Pittsburgh, Pa. and the Registrant, with Consent to Sublease Agreement, dated as of August 9, 2012.

10.11†*	Master Services Agreement, dated as of November 28, 2012; First Service Addendum, dated as of November 28, 2012; and Business Associate Agreement, dated as of September 11, 2012, in each case by and between the Registrant and the Administrative Committee of the Wal-Mart Stores, Inc., Associates’ Health and Welfare Plan.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.

†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 11th day of March, 2014.

CASTLIGHT HEALTH, INC.
By:	/s/ Giovanni M. Colella

Giovanni M. Colella Chief Executive Officer, Co-Founder and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Giovanni M. Colella Giovanni M. Colella	Chief Executive Officer, Co-Founder and Director (Principal Executive Officer)	March 11, 2014

/s/ John C. Doyle John C. Doyle	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 11, 2014

* Bryan Roberts	Chairman of the Board of Directors and Co-Founder	March 11, 2014

* David Ebersman	Director	March 11, 2014

* Robert Kocher	Director	March 11, 2014

Signature	Title	Date

* Ann Lamont	Director	March 11, 2014

* Christopher P. Michel	Director	March 11, 2014

* David B. Singer	Director	March 11, 2014

*By	/s/ John C. Doyle	Attorney-in-fact	March 11, 2014
John C. Doyle

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation, as amended to date and as currently in effect.

3.2*	Form of Restated Certificate of Incorporation to be effective upon closing of this offering.

3.3*	Amended and Restated Bylaws, as currently in effect.

3.4*	Form of Restated Bylaws to be effective upon closing of this offering.

4.1*	Form of Class B Common Stock Certificate.

4.2*	Amended and Restated Investors’ Rights Agreement, dated as of April 26, 2012, by and among the Registrant and certain of its stockholders.

5.1	Opinion of Fenwick & West LLP.

10.1*	Form of Indemnification Agreement.

10.2*	2008 Stock Incentive Plan and forms of stock option agreement thereunder and restricted stock agreement.

10.3*	2014 Equity Incentive Plan, to become effective on the day before the date the registration statement is declared effective, and forms of stock option award agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus agreement.

10.4*	2014 Employee Stock Purchase Plan, to become effective on the day the registration statement is declared effective, and form of subscription agreement.

10.5*	Job Offer Letter, dated as of January 27, 2010, by and between the Registrant and Dena Bravata.

10.6*	Job Offer Letter, dated as of September 6, 2012, by and between the Registrant and John C. Doyle.

10.7*	Job Offer Letter, dated as of September 6, 2013, by and between the Registrant and Michele K. Law.

10.8*	Job Offer Letter, dated as of September 28, 2010, by and between the Registrant and Randall J. Womack.

10.9*	Double Trigger Acceleration Policy.

10.10*	2012 Sublease Agreement by and between National Union Fire Insurance Company of Pittsburgh, Pa. and the Registrant, with Consent to Sublease Agreement, dated as of August 9, 2012.

10.11†*	Master Services Agreement, dated as of November 28, 2012; First Service Addendum, dated as of November 28, 2012; and Business Associate Agreement, dated as of September 11, 2012, in each case by and between the Registrant and the Administrative Committee of the Wal-Mart Stores, Inc., Associates’ Health and Welfare Plan.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.
†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.